CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of John Hancock Investment Trust of our reports dated October 15, 2024 and December 16, 2024, relating to the financial statements and financial highlights, which appear in John Hancock Small Cap Value Fund (one of the funds constituting John Hancock Funds II) and John Hancock Small Cap Core Fund (one of the funds constituting John Hancock Investment Trust) Annual Reports on Form N-CSR for the year ended August 31, 2024 and October 31, 2024. We also consent to the references to us under the headings “Experts” and “Exhibit A Form of Agreement and Plan of Reorganization and Termination” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
January 10, 2025